EXHIBIT 99.1

Question and Answer Portion of the
National Penn Bancshares, Inc. Third Quarter 2009
Earnings Webcast
Thursday, October 29, 2009 – 1:00 p.m. ET

Glennn E. Moyer; National Penn Bancshares; President & CEO
Scott V. Fainor, National Penn Bancshares; SEVP & COO
Michael J. Hughes; National Penn Bancshares; GEVP & CFO
Michelle H. Debkowski; National Penn Bancshares; EVP & IR Officer

QUESTIONS AND ANSWER SEGMENT

Glenn Moyer:  This ends our planned remarks, and we will now address questions that have been received to this point.  Questions that may be received after this point will be addressed, as possible, in the public filing of the transcript of our Question and Answer segment.  Michelle?

Michelle Debkowski:  Thank you Glenn. We have had quite a few questions presented during the webcast and Scott, I’ll begin with you. What is the status of the cost reduction program and what should we expect over the next year?

Scott Fainor:  Well, we have eliminated positions across all levels of management throughout the company during the third and early part of the fourth quarters. We are 50% complete on our previously stated $15 million cost and revenue enhancement initiatives. We will continue to report on the revenue and cost enhancement initiatives on a quarterly basis.

Michelle Debkowski:  Scott, how much of the current allowance for loan losses is currently unallocated and how does this compare to the end of the prior quarter?

Scott Fainor:  I’d like to break that down in three categories. We’ll start with the specific allocations for the third quarter which are $13.1 million, versus the second quarter of $21.8 million, the allocated part of the reserve for the third quarter $110.9 million, versus $65.4 million for the second quarter, and the unallocated portion of the reserve for the third quarter is $1.4 million, versus the second quarter of $8.5 million. [Third quarter 2009 information has been corrected from $12.3 million, $108.1 million, $2.4 million.]

Michelle Debkowski:  Do you expect a meaningful change in your quarterly loan loss provision expense run rate in fourth quarter of ’09 and first quarter of ’10 from the current level?

Scott Fainor: We do anticipate a downward trend but once again, we’re watching the regional and national economic indicators very closely.

Michelle Debkowski:  Mike, a question for you. Do you expect to take a tax benefit or tax expense in the fourth quarter and what is likely to be your effective tax rate for fourth quarter of ’09 and first quarter of ’10?

Mike Hughes: I think it’s very difficult to give guidance on that. It’s a myriad of factors as far as profitability and the level of our tax free income. So it would be very difficult to project what that would be in the quarter.

Michelle Debkowski:  Mike, National Penn carries over half a billion dollars as an asset for goodwill on its books, almost as much as its capital. Recently, other banks, namely Harleysville have been forced to write off their goodwill. What are the chances that National Penn, because of its continuing large losses, will be forced to do so and what would be the consequences?

Mike Hughes:  Well, we evaluate goodwill impairment at a minimum on an annual basis. We certainly look at it on a more timely basis in this environment. In the industry in general, goodwill impairment will be an issue in the future at some point in time. But when you look at Harleysville, they actually sold that company at tangible book value. So it would be hard to make the case that their goodwill was not impaired. So it’s a complicated analysis. It’s something that I think the industry in general, on that expense, specifically looks at, and we will continue to evaluate.

Michelle Debkowski:  Thank you. Glenn, is Wayne Weidner still being paid $100,000 a year in addition to his retirement pension as a consultant to the bank?

Glenn Moyer:  Michelle, Wayne, who on September 1st moved from Chairman to Vice Chairman, continues to serve as a consultant but there are no consulting fees remaining to be paid to him.

Michelle Debkowski:  Next question to you Glenn. Since the two former chief financial officers have in effect been replaced, have they been let go?

Glenn Moyer:  Mike Hughes joined us at the end of August as CFO and obviously, you can see he’s been very busy. He is reviewing the overall structure in the financial area of our company and we will discuss his recommendations and act accordingly.

Michelle Debkowski:  Glenn, because the bank has taken large TARP Funds, are we subject to limitations in what we pay to our senior executives?

Glenn Moyer:  Yes. Based on the $150 million amount that is in invested in us, we do. We’d fit into the category of that size and it does affect senior executives in the company.

Michelle Debkowski:  Also, Glenn, a few questions regarding the dividend. Why did you cut the dividend when it only represents $20 million of annualized savings and also, with the millions of new shares issued, and today’s cut in the dividend to $0.01 per share from $0.17 this time last year, won’t this put further downward pressure on the already depressed price of our stock?

Glenn Moyer:  Michelle, let me answer those two questions a bit separately but they’re certainly related. Why did we cut the dividend when it only represents $20 million? My answer there would be that we view $20 million as a meaningful annual savings as we continue to focus on a solid capital position, especially our tangible common equity, which we think improves the overall quality of our capital mix. Relative to the question about the additional shares and today’s cut in dividend and could that put further pressure on our stock price? Our mix of both retail and institutional shareholders I believe is a good thing for our company and for the marketability and liquidity of our stock. We hope our investors overall see our actions that we’ve taken as prudent and building for the future and that our stock price over the coming time period will see some improvement. We feel we’ve made a series of tough, proactive, and forward looking decisions.

Michelle Debkowski:  Thank you, Glenn.  Scott, can you give us some color on commercial real estate conditions within your market and do you expect commercial real estate non-performers to remain contained?

Scott Fainor:  Yes. The conditions in the markets that we serve remain slow in regards to investor or developer real estate loans. We don’t see any meaningful change in the investor real estate at this time. We do anticipate a narrow band of increases and decreases in non-performers on that investment real estate portfolio.

Michelle Debkowski:  Thank you, Scott. Has loan demand improved since last quarter?

Scott Fainor:  It’s about even, flat at best.

Michelle Debkowski:  Glenn, any update on when you expect to repay TARP?

Glenn Moyer:  Michelle, as we’ve said from the beginning of that investment, we view and we continue to view the TARP funds as timely, relatively cost effective, regulatory capital that is a bridge, not a permanent solution to our capital over the long term. We intend to repay these funds in whole or in part when we believe it prudent to do so, especially as we see better economic recovery in the future.

Michelle Debkowski:  Mike, where do you expect the net interest margin to end up in fourth quarter?

Mike Hughes:  Well as we said in our prepared remarks, we think the net interest margin would have some modest improvement as we continue to see some benefits of the CD portfolio re-pricing.

Michelle Debkowski: Scott, what is driving the large increase in classified assets, what loan bucket?

Scott Fainor:  First of all, classified assets increased by $108 million net, as we stated in the webcast. $78 million are in eight accounts. The largest is $11 million. It’s evenly divided between C&I [commercial and industrial] and the commercial real estate categories. The bulk of the commercial real estate is residential development and the C&I issues are diversified.

Michelle Debkowski:  Scott, the provision was significant during the quarter and $27 million in excess of net charge offs.  Are we done seeing reserve builds?

Scott Fainor: An increase to our reserve remains possible based on classified asset levels and economic conditions. A downward trend over several quarters is expected, but as I stated earlier, we continue to watch economic trends very closely.

Michelle Debkowski: Mike, where is the diluted share account going next quarter?

Mike Hughes:  Current shares outstanding are approximately 125 million.

Michelle Debkowski:  Thank you, Mike. Scott, are the restructurings underway? Are there loans with impairment but not yet on non-accrual and what has deteriorated in the past 90 days?

Scott Fainor:  There are no restructurings that are not on non-accrual. In regards to the deterioration in the last 90 days, I commented it on in the last question; it’s been in commercial real estate and in C&I.

Michelle Debkowski:  Mike, a couple of questions back to you. Should third quarter ’09 pre-tax, pre-provision, serve as a base for the next few quarters, or is there any volatility related to interest reversals on net interest income, fee income decline or expense increases that could harm the level of pre-tax, pre-provision, or earnings?

Mike Hughes:   Well generally, we don’t give earnings guidance in this - The giving of guidance on all those factors would be in fact be giving guidance, so I don’t think we have any further comments on that.

Michelle Debkowski:  What is reasonable deposit growth expectation for the next few quarters or by the end of 2010?

Mike Hughes:  Well, we think that’s a function of where we are on CD pricing. As we talked about, we’ve been very conservative on that and we think that projected growth will be relatively modest.

Michelle Debkowski:  Scott, a few questions back to you. Non-performing assets were down slightly compared to June 30th. Do you think they have peaked or will peak soon?

Scott Fainor:  We believe they’re in a range of peaking.

Michelle Debkowski:  I'm sorry. What were 30 to 89-day delinquencies at quarter end?

Scott Fainor:  The 30 to 89-day delinquencies were $30.9 million or roughly 50 basis points.

Michelle Debkowski:  Were net charge offs in line with quarter two?

Scott Fainor:  Yes, they were.

Michelle Debkowski:  Mike, what was driving the sequential decline in salaries and benefits?

Mike Hughes:  Well, as Scott mentioned previously, we have a focused effort to reduce cost. Headcount, quarter to quarter, is down a couple percent. Salaries are down approximately five, as a function of a reduction in headcount as well as at some of the higher levels.

Michelle Debkowski:  Scott, do you have an outlook for net charge offs over 2010?

Scott Fainor:  Yes. A downward trend is anticipated in successive quarters but I want to once again state, we’re watching the economic trends very closely.

Michelle Debkowski:  Mike, could we see a profitable quarter post-TARP dividends in the fourth quarter?

Mike Hughes:  I’ll defer to my previous answer as far as earnings guidance.

Michelle Debkowski:  Okay. Mike, next question then. What is the size of the deferred tax asset and was the write down reflected in the income statement?

Mike Hughes:  Yes. Our deferred tax asset net of a $27 million carryback related to the CDO [collateralized debt obligations] is approximately $72 to $73 million from a GAAP perspective.  It was not reflected as a GAAP charge in the income statement but going forward, should there be a deferred tax asset valuation adjustment in the future, it has already impacted capital ratios. So it is a regulatory reduction, not a GAAP reduction.

Michelle Debkowski:  Okay. The next question is - if you had to write down the whole deferred tax asset, what is the impact to capital?

Mike Hughes:  The impact to capital would be $72 million pre-tax and after tax.  If you had to write the whole thing down.  But, you know you're going to go to have to go through an evaluation. If you would ever get a valuation adjustment, it could be in whole or in part.

Michelle Debkowski:   Mike, another few questions for you. Why would you look to dispose of the CDO portfolio if you have already written it down so much in previous quarters?

Mike Hughes:  I think we said in our opening comments, we looked at the underlying cash flow, the deterioration of the issuers. I think what's important here is to look at the economics versus the accounting.  I know we’ve looked and said, there is only $31 million in net book value that’s amortized cost on the June 30th financial statements but there was also in OCI $58 million pre-tax - $35 to 34 million after tax. So we believe two things.  One, that we believe the securities had minimal value going forward based upon the deterioration of the issuers.  Secondly, a consideration but not a driver, was that the timing gave us a meaningful tax benefit.

Michelle Debkowski:  Mike, please explain how or why you get a $27 million cash refund from taxes.

Mike Hughes:  Of the $180 million loss on the CDO portfolio, we can carryback approximately $90 million to the preceding two years. In the preceding two years from a taxable perspective, we paid that $27 million. So it would be an NOL [net operating loss] carryback in which we recover previously paid taxes. The remainder of that loss would be available to carry forward.

Michelle Debkowski:   Mike, regarding the CDO again, how is the write down only impacting capital by $18 million?

Mike Hughes:  That’s a fair question. The $18 million is the impact, the GAAP capital. I know the question goes on to talk about what's the impact on regulatory ratios. We certainly looked at that. It is greater than $18 million but I’d say from both a tier 1 and risk-weighted asset perspective, when you have those CDOs in there, they were valued at a risk-weighted asset perspective at ten times the amount you are carrying. So it has more impact than the leverage ratio, a very modest impact on the tier 1 and risk-based ratios.

Michelle Debkowski:  Glenn, when was your last regulatory exam?

Glenn Moyer:  Michelle, given our size and complexity, our examination process by our primary regulator spans an annual cycle. I believe that runs from the end of June to the following end of June. So we are through this past yearly cycle and we’re awaiting final reports and ratings.

Michelle Debkowski:  Mike, how do you plan to deploy your excess liquidity after the capital raise?

Mike Hughes:  Well as we said earlier, we’ve weighted in a short term manner of high quality investments. We’re in the midst or our budgeting planning function for 2010 - either loan growth, Federal Home Loan borrowing repayment or we’ll look at other investment alternatives of a longer nature.

Michelle Debkowski:  Mike, what’s the yield on the CDO portfolio? How much of an impact will the disposition of the securities have on net interest margin?

Mike Hughes:  Well, the CDOs were basically nonperforming assets. We weren’t accruing interest on them so it will not impact the margin.

Michelle Debkowski:  Then, after moving the CDO portfolio to held-to-maturity a few quarters ago, how were you able to move them back to available-for-sale so that you can sell them?

Mike Hughes:  Right. That’s a good question. In order to sell something out of held-to-maturity, there are certain factors. One of which is it that there is a deterioration in the credit quality of the underlying security which we looked at the rating of when they went into held-to-maturity and their current rating and there certainly has been a downgrade from that perspective.

Michelle Debkowski:  Thank you, Mike. Scott Fainor, do you have any shared national credit exposure? If so, how much and where are they located?

Scott Fainor:  We have $143 million of exposure. The shared national credits are a diversified portfolio with some of those credits tied to our geographic market.

Michelle Debkowski:  Thank you and two final questions. I'm going to ask them together, Glenn, for you. Did anyone check Cliff Lee’s pocket before he took the mound last night and will Sabathia ever pitch Chase Utley on the inside half of the plate, again especially against Posada’s advice?

Glenn Moyer:  You know Michelle, this must mean we’re coming to the end of the questions and so clearly, this seems to be coming from one of our friends in New York. I suspect it’s from the same person who asked my opinion about his feeling that Pedro Martinez was washed up when he joined the Phillies. I’ll pass on directly answering either of these questions because I want to keep my standards high. I will say that this will be a great Series but the Phillies will repeat in six or seven games.

Michelle Debkowski:  Thank you so much, Glenn. This concludes our presentation and we thank you all for joining us.